Exhibit 10.39

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

RESIGNATION AGREEMENT AND GENERAL RELEASE

This Resignation Agreement and General Release (“Agreement”) is entered into by and between Ron Goodson (“You”) and Randy Taylor Consulting, LLC, an indirect subsidiary of Harvest Health & Recreation Inc., a British Columbia corporation (the “Company”) (collectively, the “parties”).

RECITALS

A. You notified the Company that, at your sole discretion, you wished to resign your employment with the Company, which resignation the Company accepted effective December 31, 2020 (“Resignation Date”).

B. Considering your departure, You and the Company, with the mutual intent to ensure a clear and amicable transition and mutual understanding regarding ongoing obligations and terms, have negotiated this Resignation Agreement and General Release (the “Agreement”), each side agreeing that the covenants and commitments described herein are mutually agreeable and provide sufficient consideration for the forbearances and obligations being accepted herein.

C. It is understood and agreed that by entering into this Agreement, the Company is not to be construed as admitting any liability or obligation to You other than to comply with the terms of this Agreement and any liability is expressly denied.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions described below, and intending to be legally bound thereby, the parties covenant and agree as follows:

1. Separation Terms: You and the Company agree to the following:

A. Your final paycheck for the final 2 weeks of 2020 in the amount of Seven-Thousand-Six-Hundred-Ninety-Two Dollars and 31/100 ($7,692.31) will be paid out on January 8th 2021 according to the Company’s regular payroll process.

B. Payment for what was referred to in your offer letter as the deferred portion of your compensation will be calculated at Two-Thousand-Eight-Hundred-Eighty-Four Dollars and 61/100 ($2,884.61) per week. Your employment with the Company extended between December 23, 2019 and December 31, 2020. The total amount of what was referred to as the deferred portion of your compensation will be One-Hundred-Fifty-Five-Thousand-Seven-Hundred-Sixty-Nine Dollars and 23/100 ($155,769.23), less applicable taxes and withholdings, to be paid January 8th 2021.

C. The Company will process Twenty-Five-Thousand-Five-Hundred Dollars and 00/100 ($25,500.00) from the total deferred amount identified in subparagraph B, above, ($155,769.23), into your 401K ABG (Alliance Benefit Group) account, pursuant to the plan terms and regulations governing such contributions.

D. The Company will process Six-Thousand-Five-Hundred Dollars and 00/100 ($6,500.00) from the total deferred amount identified in subparagraph B, above, ($155,769.23), into your HSA (Health Savings account) pursuant to applicable guidelines and regulations related to such contributions.

E. The Company will pay you a lump sum payment equal to approximately two (2) months’ payment for continuing health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) in the amount of Eight-Hundred-Three Dollars and 50/100 ($803.50), less lawfully required withholdings, payable within fifteen (15) business days following the Effective Date of this Agreement.

F. As agreed by the Harvest Executive team for the year 2020, of which you were a part, no executive with the Company will be eligible for, and/or will be receiving, a bonus for the year 2020 and You agree and understand that this means you are not entitled to any bonus for the year 2020. You further understand and agree that you would not have been eligible for a bonus for the year 2020 even had your employment with the Company continued; and

G. In response to any future reference inquiries, the Company will provide, on Your behalf, a neutral reference and confirmation of your employment, the dates thereof, and the title you held. All such reference inquiries should be directed to the attention of Chona Guang, Vice President of Human Resources, at [***].

2. Release: In exchange for the obligations and forbearances described herein, by execution of this Agreement, You and the Company mutually release and forever discharge as to the other any and all claims, demands, actions, causes of action, obligations, judgments, rights, fees, damages, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively “Claim” or “Claims”). With regard to your release of Claims which may exist or which may be alleged to exist against the Company, you do so on behalf of Yourself and Your heirs, executors, administrators, and assigns, and do so with regard to the Company, any of its parent, affiliated and subsidiary entities, and each of their respective past, present, and future agents, members, managers, officers, directors, partners, principals, shareholders, owners, employees, contractors, attorneys, insurers, successors and assigns (collectively “Company Released Parties”). Such release includes, without limitation, all Claims under any federal, state, local or foreign law, that You have, may have, or have ever had, arising out of, or in any way related to Your hire, benefits, employment, separation from employment, and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter that existed or arose on or before the date of Your execution of this Agreement, including but not limited to any Claims under the United States and any State Constitutions, the Arizona Civil Rights Act (Ariz. Rev. Stat. Ann. §§ 41-1461 through 41-1465), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, and any and every other federal, state and local law (statutory, regulatory or otherwise), ordinance, public policy, and any common law tort and/or contract claims, including, but not limited to, any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm or injury whatsoever.

Protected Rights: Nothing in this Agreement shall prohibit You from (i) communicating with or filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or Securities and Exchange Commission (“SEC”) or any other federal, state or local administrative or regulatory agency, or (ii) participating in any investigation or proceedings conducted by the EEOC, NLRB, SEC or any other federal, state or local administrative or regulatory agency. However, You expressly waive any right to monetary relief from Company in the event that the EEOC, NLRB, SEC or any other federal, state or local administrative or regulatory agency pursues any claim on Your behalf, unless such waiver of individual relief is prohibited Furthermore, this general release of Claims excludes, and You do not waive, release or discharge, any Claims under state workers’ compensation or unemployment laws or Claims by You that cannot be released by a private agreement

3. Confidentiality of Agreement: Except as permitted under the Protected Rights Section, You agree not to disclose the existence or terms of this Agreement or the negotiations leading up to this Agreement, except to Your immediate family members, financial and legal advisors, or as may be required by law. However, each person to whom You make a permitted disclosure hereunder shall be bound to this confidentiality section and any breach by such person shall constitute a breach by You of this section.

4. Non-Disparagement: Except as permitted under the Protected Rights section above, You will not make any oral or written statements that are knowingly false, disparaging, or detrimental towards the Company Released Parties, or any of their respective products, services, representatives, employees or agents, including, but not limited to, statements made on social media. The Company agrees that its current corporate officers, specifically: Steve White, Joe Sai, Deborah Keeley, and Nicole Stanton, will not make any disparaging or detrimental statement about you in any publication, including statements made on social media.

5. Continuing Cooperation; Duty to Notify: You will voluntarily cooperate with the Company in connection with all business and legal matters with which You were involved or became aware during Your employment with the Company, or any of its affiliated entities. This obligation to cooperate includes spending adequate time with the Company’s legal counsel to review Your knowledge related to such matter or proceeding as counsel may deem necessary, including but not limited to the review of documents, the discussion of the case and preparation for interviews, depositions or trial. The Company agrees to reimburse you for any required and reasonable out of pocket expenses related to such cooperation. In seeking reimbursement under this Paragraph, you agree that you will provide proof of the actual cost related to any expense for which you seek reimbursement. Further, in the event You become legally compelled to disclose information about the Company or Your employment with the Company (under the terms of a valid and effective subpoena or order issued by a court or arbitrator of competent jurisdiction, or by a demand or information request from an executive or administrative agency or other governmental authority), You shall, unless prohibited by law, promptly notify the Company of such required disclosure so as to permit the Company a reasonable opportunity to seek a protective order or other similar remedy. In addition, You shall independently exercise reasonable efforts to (i) narrow the scope of disclosure and (ii) make such disclosure only to the extent so required. This obligation to cooperate and disclose is not intended to and shall not be construed so as to in any way limit or affect the testimony which You may give in any legal proceeding. It is understood and agreed that You will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise.

6. Avowals and Acknowledgements: You affirm, acknowledge, and agree as follows:

A.	You have not filed, caused to be filed and are presently not a party to any lawsuit, action, complaint, charge, claim, or legal or administrative proceeding, against any of the Released Parties in any forum or form;

B.	With the payments contemplated in this agreement and the regular payroll payments you are to receive as compensation for your work through the date of your resignation, you affirmatively recognize and agree that you have received all compensation to which you are owed for work performed for the Company during your employment. More specifically, you have received all compensation, wages, bonuses, commissions, benefits and expense reimbursement which You were owed during Your employment with the Company, You have not worked any time for which You have not been compensated, and no other compensation, wages, bonuses, commissions, benefits, options, retroactive payment, deferred payment, or expense reimbursements are due to You, except as provided for under this Agreement;

C.	You have no known workplace injuries or occupational diseases resulting from Your employment with the Company;

D.	Following the Resignation Date, unless explicitly authorized to do so by an officer of the Company, You will not access the Company’s internal communication systems, including, but not limited to, computer or computer network systems, remote email systems, or voicemail systems;

E.	You will, by the Resignation Date, or other date explicitly agreed to, in writing, by an authorized representative of the Company, return all Company-related documents and records (electronic, paper or otherwise and all copies of the foregoing), materials, software, equipment, and other physical property, including, but not limited to, Your state or Company-issued badge(s), and Company-issued laptop or phone (as applicable), that came into Your possession or was produced by You in connection with Your employment;

F.	You have supplied the Company with all passwords for Your work-related computer(s) and accounts;

G.	You are in possession of all Your personal property that You brought to the Company’s premises and that the Company is not in possession of any of Your personal property; and

H.	You remain bound by the terms and conditions of any agreement You signed during Your employment that imposes post-employment obligations on You, including, but not limited to, the Employment Dispute Resolution Agreement and Confidential Information & Invention Assignment Agreement. The Parties explicitly agree that non-compete obligations do not apply to, and You may work with or for, the following Companies: PepsiCo, CaboElla, Lighthouse Strategies, and D9 Commercial Extraction in California, insofar as such work does not require that you violate any confidentiality or non-solicitation obligations you have toward Harvest and/or use any Harvest confidential information in fulfilling such work or services.

7. Consult Counsel; Time to Consider and Revoke the Agreement:

A. You are advised to consult with an attorney of Your choosing prior to executing this Agreement.

B. You have 21 days to consider this Agreement from the date of receipt, but You may sign before the expiration of the 21-day consideration period to expedite receipt of certain benefits described herein. If not accepted within this 21-day consideration period, the Agreement will be considered withdrawn. Any non-material changes that are made to this Agreement from the version originally presented to You do not extend the 21-day consideration period. You may revoke this Agreement at any time within seven (7) days following Your execution of the Agreement by sending written notice of revocation to the attention of Chona Guang at [***], on or before the expiration of the revocation period. This Agreement shall not become effective or enforceable until the revocation period has expired (“Effective Date”).

8. Voluntary Agreement. You understand, agree, and acknowledge that:

A. You are permitted a full twenty-one (21) days within which to consider this Agreement before executing it and if You execute this Agreement in fewer than twenty-one (21) days, You have freely and knowingly waived the remainder of this time period;

B. If You sign and return this Agreement in fewer than twenty-one (21) days (and do not revoke the Agreement), You will receive certain benefits described herein sooner;

C. Changes made to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day consideration period;

D. You have carefully read and fully understand all of the provisions of this Agreement;

E. You are, through this Agreement, releasing Company and all Company Released Parties (as defined in Paragraph 2) from any and all claims You may have against it/them;

F. You knowingly and voluntarily agree to all the terms set forth in this Agreement;

G. You knowingly and voluntarily intend to be legally bound by all of the terms of this Agreement;

H. You have been and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of Your choice prior to executing this Agreement;

I. You have a full seven (7) days following the execution of this Agreement to revoke this Agreement by delivering a written notice of revocation to Chona Guang at [***], and have been and are advised that this Agreement shall not become effective or enforceable until the revocation period has expired;

J. This Agreement becomes effective on the eighth day after You sign this Agreement (“Effective Date”), provided You timely return the Agreement to Company and You do not revoke this agreement; and

K. Rights or claims under the Age Discrimination in Employment Act (29 U.S.C. § 621, et. seq.) that may arise after the date of this Agreement is executed are not waived, and nothing in this Agreement limits or affects Your right to challenge the validity of this Agreement under the ADEA or the OWBPA.

9. General Provisions:

A. This Agreement shall be deemed drafted equally by all parties hereto. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and any presumption or other principle that the language herein is to be construed against any party shall not apply. This Agreement shall be binding upon and inure to the benefit of the parties’ heirs, administrators, representatives, executors, successors and assigns.

B. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise by the laws of the State of Arizona. No action involving this Agreement may be brought except before an arbitrator pursuant to the procedures described in the Company’s Employment Dispute Resolution Agreement.

C. If any provision of this Agreement is held by an arbitrator to be invalid, void, or unenforceable for whatever reason, the remaining provisions of this Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

D. Except for the Employment Dispute Resolution Agreement, Confidential Information & Invention Assignment Agreement, and any other agreement(s) You signed during Your employment that impose post-employment obligations on You, this Agreement constitutes the sole and entire agreement between the parties, and supersedes any and all understandings and agreements made prior hereto which may be deemed to conflict with the terms herein, if any. There are no collateral understandings, representations, or agreements other than those contained herein. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing, signed by the parties.

You hereby represent that You have read and understand the contents of this Agreement, that no representations other than those contained herein have been made to induce or influence Your execution of this Agreement, but that You execute this Agreement knowingly and voluntarily and upon independent advice of Your own choosing.

Randy Taylor Consulting, LLC

Date:	1/7/2021	By:	/s/ Steve White

		Its:	CEO

Date:	1/7/2021	/s/ Ron Goodson
Ron Goodson